Exhibit 10.15

Paulson Capital (Delaware) Corp.

Board of Directors Services Agreement

This Board of Directors Services Agreement (this “Agreement”), dated July 25, 2014, is entered into between Paulson Capital (Delaware) Corp., a Delaware corporation (the “Company”), and Trent Davis, an individual (“Director”).

RECITALS

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders following the closing of a merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of May 8, 2014, by and among the Company, Variation Biotechnologies (US), Inc., a Delaware corporation (“VBI”), and VBI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), whereby VBI shall merge with and into Merger Sub, with VBI becoming the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger Agreement”);

WHEREAS, Director currently serves as a director of the Company and desires to remain on the Company’s Board of Directors upon the closing of the Merger for the period of time and subject to the terms and conditions set forth herein; and

WHEREAS, Director’s service as a member of the Board of Directors shall continue following the closing of the Merger (the “Closing”).

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

AGREEMENT

1.            Board Duties.

(a)       Director agrees to provide services to the Company as a member of the Board of Directors upon the Closing. Director shall, for so long as he remains a member of the Board of Directors, meet with the other members of the Board of Directors and/or the Company’s executive officers upon request, at dates and times mutually agreeable to the parties, to discuss any matter involving the Company (including any subsidiary). Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors.

(b)       Director understands that as a member of the Board of Directors he is bound by the duties of care, loyalty and good faith. As such, Director may not use Director’s position of trust and confidence to further Director’s private interests, Director must inform himself of all material information reasonably available before voting on a transaction and Director may act as a member of the Board of Directors only for the purpose of advancing the best interests of the Company and all of its stockholders, may not intentionally violate the law and may not consciously disregard Director’s duties to the Company (including any subsidiary) and its stockholders. Membership on the Board of Directors shall require adherence to board member conduct policies adopted by the Board of Directors and enforced equally upon all directors.

2.            Compensation.

(a)           Board Compensation. As compensation for the services provided herein, the Company shall pay to Director, so long as Director continues to fulfill Director’s duties and to provide services pursuant to this Agreement, quarterly compensation at the initial rate of $7,500.

(b)           Committee Stipend. As compensation for the services provided herein, as a member or chair of the following committees of the Board of Directors, the Company shall compensate Director as follows:

i.	Audit Committee – As a member of the committee, Director to receive quarterly compensation at the initial rate of $1,750.

provided, however, that no such compensation for services as a director or committee member shall be paid to Director if he is employed by the Company in any capacity. Such rates of compensation shall be subject to upward or downward adjustment, in the sole discretion of the Board of Directors or any committee of the Board of Directors empowered to establish the compensation of directors or committee members, upon written notice to Director, and any such adjustment shall not require an amendment to this Agreement, which will remain in effect in accordance with its terms notwithstanding any such adjustment.

(c)           Options. In addition to the above-mentioned compensation, Director shall also be entitled to options to purchase up to 200,000 shares of the Company’s common stock (subject to adjustment for any reverse or forward stock split), to be issued under the Company’s VBI Vaccines 2014 Equity Incentive Plan (the “Plan”) to be adopted at the Closing, which shall vest over 48 calendar months in equal installments of 1/48 per calendar month on the last day of each month, with an exercise price equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant, pursuant to a stock option award agreement to be entered into with Director pursuant to the Plan.

3.            Reimbursement of Expenses. The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company in discharging Director’s duties as member of the Board of Directors, provided that such expenses are approved in advance by the Company’s Chief Executive Officer or Chief Financial Officer and provided further that Director shall provide the Chief Financial Officer with reasonable substantiating documentation relating to such expenses prior to reimbursement. Upon the conclusion of Director’s service hereunder, any property of the Company, including, without limitation, laptops, personal computers and related equipment, used by Director may (if the Company agrees) be purchased by Director from the Company at its then current fair market value, to be determined in good faith by the Chief Financial Officer of the Company, or returned to the Company.

4.            Non-Disparagement. Director agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”) . Further, Director hereby agrees to forbear from making any public or non-confidential statement with respect to any of the Company Parties. The duties and obligations of this paragraph 4 shall continue following the termination of this Agreement.

5.            Confidentiality. Director agrees that Director will have access to and become acquainted with confidential proprietary information of the Company and its subsidiaries (“Confidential Information”) which is owned by the Company and its subsidiaries and is regularly used in the operation of the Company’s and its subsidiaries’ businesses. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Company in its filings with the Securities and Exchange Commission. Director agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or any of its subsidiaries is engaged, or in which the Company or its subsidiaries may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company or any of its subsidiaries. Director agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director acknowledges that all Confidential Information, whether prepared by Director or otherwise acquired by Director in any other way, shall remain the exclusive property of the Company. Director promises and agrees that Director shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will Director use the Confidential Information in any way or at any time except as required in the course of Director’s business relationship with the Company. Director agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information constitutes unfair competition. Director promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its employees or contractors from engaging in unfair competition with the Company. Director further agrees that, at any time, upon the request of the Company and without further compensation, but at no expense to Director, Director shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s or its subsidiaries’ inventions, and copyright registrations on the Company’s and its subsidiaries’ inventions. The duties and obligations of this paragraph 5 shall continue, even after the termination of this Agreement.

6.            Term. Except as otherwise provided herein, the term of this Agreement and the duties and obligations of Director and the Company under it shall continue until the later of (i) the date that the Company’s stockholders fail to re-elect Director as a member of the Company’s Board of Directors, including as a result of the failure by the Company to nominate Director as a candidate for election or (ii) the date that Director ceases to be a member of the Company’s Board of Directors for any reason. Director may voluntarily resign Director’s position on the Board of Directors at any time and such resignation shall not be considered a breach of this Agreement.

7.            Cooperation. Director will notify the Company promptly if Director is subpoenaed or otherwise served with legal process in any matter involving the Company or any subsidiary and will cooperate in the review, defense or prosecution of any such matter. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or any subsidiary, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. In the event of any claim or litigation against the Company or Director based upon any alleged conduct, acts or omissions of Director during Director’s tenure as a director of the Company, Director will provide to the Company such information and documents as are necessary and reasonably requested by the Company or its counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The foregoing shall be subject to the terms and conditions of any indemnification agreement entered into between the Company and Director, the terms and conditions of which shall govern and shall supersede this paragraph 7 in the event of any conflict between this paragraph 7 and such indemnification agreement.

8.            Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter herein.

9.            Governing Law. This Agreement shall be governed by the law of the State of Delaware. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the federal courts of New York located within the Borough of Manhattan. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein.

10.         Injunctive Relief. It is agreed that the rights and benefits of the Company pursuant to Sections 1, 4, 5, 6 and 7 of this Agreement are unique and that no adequate remedy exists at law if Director shall fail to perform, or breaches, any of Director’s obligations thereunder, that it would be difficult to determine the amount of damages resulting therefrom, and that any such breach would cause irreparable injury to the Company. Therefore, the Company shall be entitled to injunctive relief to prevent or restrain any such breach of this Agreement by Director.

11.         Insurance. The Company shall use commercially reasonable efforts to maintain directors' and officers' liability insurance throughout the term of Director's service to the Company as a director, in amounts and with such carrier(s) and on such terms as determined by the Board of Directors, or any committee of the Board of Directors empowered for such purpose.

12.         Requirements of Director. During the term of Director’s services to the Company hereunder, Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from time to time, and shall not: (i) be an employee of the Company, any entity controlling 50% or more of the Company and with which the Company consolidates its financial statements as filed with the SEC (but not if the Company reflects such entity solely as an investment in its financial statements) (“Parent”), or any entity which the Company controls 50% or more of and with which the Company consolidates its financial statements as filed with the SEC (but not if the Company reflects such entity solely as an investment in its financial statements) (“Subsidiary”); (ii) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director or a member of a committee of the Board of Directors; (iii) be an affiliated person of the Company or any Parent or Subsidiary of the Company, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his capacity as a director or a member of a committee of the Board of Directors; (iv) possess an interest in any transaction with the Company or any Parent or Subsidiary of the Company, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his capacity as a director or a member of a committee of the Board of Directors; (v) be engaged in a business relationship with the Company or any Parent or Subsidiary of the Company, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified hereby to be 5%.

13.         Reporting Obligations. While this Agreement is in effect, Director shall immediately report to the Company in the event: (i) Director knows or has reason to know or should have known that any of the requirements specified in Section 12 hereof is not satisfied or is not going to be satisfied; (ii) Director is nominated to the board of directors or becomes an officer of another public company or (iii) Director knows or has reason to know of any actual or potential conflict of interest.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY: Paulson Capital (Delaware) Corp. By:/s/ Trent Davis Name: Trent Davis Title: Authorized Signatory DIRECTOR: /s/ Trent Davis Trent Davis